Exhibit 10.6

STRATEGIC COOPERATION AGREEMENT BETWEEN ANALOG DEVICES, INC. AND WORLDSPACE, INC. FOR THE DEVELOPMENT AND MARKETING OF WORLDSPACE-READY ANALOG DSP PLATFORMS

This Strategic Cooperation Agreement (“Agreement”) is made this 5th day of November 2003 (the “Effective Date”), by and between Analog Devices, Inc., (“Analog”), a Delaware corporation with its principal offices at One Technology Way, Norwood, Massachusetts 02062-9106, and WorldSpace, Inc. (“WorldSpace”), a Maryland corporation with its principal offices at 2400 N Street, NW, Washington, D.C., 20037, referred to collectively below as the Parties.

RECITALS

WHEREAS, WorldSpace is a digital direct radio satellite communication company providing free-to-air and subscription audio, data and multimedia services; and

WHEREAS, WorldSpace has licensed the manufacture of fixed/portable satellite receivers which incorporate specially designed STARMAN™ chipsets capable of decoding the WorldSpace satellite digital signals; and

WHEREAS, WorldSpace has specified a new generation of mobile receivers intended to enable the seamless reception of the WorldSpace satellite digital signals combined with their terrestrially retransmitted replicas, based on an enhanced waveform format, and

WHEREAS, WorldSpace intends to offer a subscription-based hybrid satellite/terrestrial service to mobile receivers in selected markets within the coverage of its satellites and with the adequate complement of terrestrial retransmitters;

WHEREAS, WorldSpace desires to encourage companies interested in implementing the mobile receiver solution for the development and marketing of products enabled to receive mobile services,

WHEREAS, Analog is a global leader in the design, development and manufacture of Digital Signal Processor’s (DSP), RF IC’s, Mixed-Signal processing technology and related technology used in various signal processing and other technology applications around the world;

WHEREAS, Analog designs, develops, manufactures, markets, sells, and licenses certain proprietary integrated circuits, software, hardware, electronic reference designs, and related technology;

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WHEREAS, Analog desires to implement the WorldSpace Mobile Receiver solution on their DSP chip-based platforms,

WHEREAS, the Parties have collaborated in the design and development of a mobile receiver solution based on the WorldSpace hybrid satellite/terrestrial architecture, utilizing Analog’s commercially available Blackfin DSP Processor and standard electronic components, and targeted at OEM Equipment suppliers and associated vendors, under the terms of a non-binding Memorandum of Understanding dated November 26, 2002; and

WHEREAS, the Parties intend to establish a strategic cooperation agreement for the development, marketing and distribution of DSP-based mobile receiver solutions to potential customers such as receiver and other consumer electronics product manufacturers.

In consideration of the foregoing, the Parties set forth herein the principles that underlie such definitive agreement:

1. DEFINITIONS

For the purpose of this Agreement, the following terms when used with a capital initial letter shall have the respective meanings set forth below.

1.1 “WorldSpace System” shall mean a satellite-based digital audio, data, messaging and/or video broadcasting system using time division multiplex (“TDM”) downlink and PSK modulation, comprising 3 satellites with 3 beams per satellite, 2 TDM carriers with opposite circular polarization per beam, 96 primary rate channels with 16 Kbps per carrier, equivalent to a maximum of 1728 broadcast channels, which uses source coding schemes as specified in the WorldSpace Format and/or the WorldSpace Mobile Format.

1.2 “WorldSpace Format” shall mean the TDM bit stream structure as defined in WorldSpace DAVB Digital Format Requirements document WST-PMO-DDS-002-000000 Issue 8 (or the actual release).

1.3 “WorldSpace Mobile Format” shall mean the WorldSpace DAVB Digital Format as enhanced to improve satellite reception in a mobile environment, augmented by specifications of the terrestrial retransmission component, and including an Over-Air Authorization Channel, attached hereto, and made part hereof as Appendix 1.

1.4 “WorldSpace Mobile Receiver” shall mean a device, accepting one program bit stream, either from a WorldSpace satellite or from the terrestrial retransmission system, or from a

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suitable combination of both, according to the WorldSpace Mobile Format and that provides access to the digital broadcast channel data bits.

1.5 “Platform” shall mean the WorldSpace-Ready Analog DSP Platform consisting of an Analog DSP chip, manufactured by Analog or its Subcontractor(s) and associated components, configured and programmed to process information or data according to the WorldSpace Mobile Format and that:

i)	Demodulates and decodes the selected satellite TDM stream to recover the prime rate channels;

ii)	Decodes the Over the Air Authorization Channel signal for selective enabling or disabling of received signals;

iii)	Demodulates and decodes satellite signals terrestrially retransmitted over Multi-Carrier Modulated waveforms;

iv)	Performs suitable combining of received satellite and terrestrial signals to provide seamless reception of audio, data and video signals; and

v)	Provides other outputs needed to support the features mutually agreed to with selected Consumer Electronics Products manufacturers.

1.6 “WorldSpace Intellectual Property Rights” shall mean the patents and patent applications, anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the WorldSpace Format, WorldSpace Mobile Format, the WorldSpace System and the WorldSpace Receiver technology that WorldSpace owns. WorldSpace Intellectual Property Rights are set forth in Appendix 2.

1.7 “FhG Intellectual Property Rights” shall mean the patents and patent applications, anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, that are owned by Fraunhofer Gesellschaft zur Förderung der Angewandten Forschung e.V. (“FhG”), and used in the WorldSpace Format, WorldSpace Mobile Format and the WorldSpace Receiver technology. FhG Intellectual Property Rights are set forth in Appendix 3.

1.8 “Analog Intellectual Property Rights” shall mean the patents and patent applications, anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, that are owned by Analog, and shall also mean all software and technical data developed specifically to enable operation of the Platform. Current Analog Intellectual Property Rights are set forth in Appendix 4.

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1.9 For avoidance of doubt, the Platform is to be created from a combination of Intellectual Property Rights from WorldSpace, Analog and FhG, which will be owned by Analog in accordance with Section 1.8 with underlying perpetual licenses from WorldSpace and FhG to Analog to the extent necessary for implementation of the Platform. Each such party shall be free to transfer its own Intellectual Property Rights to third parties for the purpose of implementing WorldSpace System reception and not in conflict with this Agreement.

1.10 “Customer” shall mean those who (i) wish to purchase and license the Platform from Analog or its designated distributors and (ii) are licensed by WorldSpace or its designate to manufacture and distribute WorldSpace Mobile Receivers.

1.11 “Work” shall mean the acts necessary and appropriate to develop and license the Platform.

1.12 “Intellectual Property Rights” shall mean patents, trademarks, service marks, mask works, copyrights, and applications for any of the foregoing, know how, confidential information, trade secrets and any other similar rights throughout the world.

1.13 “Platform Documentation” shall mean the documentation of the design of the Platform, a bill of materials, data book and any related documentation to which the parties shall from time to time deem appropriate to include as support material for the Platform.

1.14 “Licensee Party” shall mean, with reference to either Party’s Intellectual Property or Marks, the Party that is licensing such Intellectual Property or Marks from the Licensing Party hereunder.

1.15 “Licensing Party” shall mean, with reference to any Intellectual Property or Marks, the Party that owns such Intellectual Property or Marks and that is licensing them to the Licensee Party hereunder.

1.16 “Marks” shall mean the trademarks and service marks of either Party and such other marks as said Party may adopt from time to time.

2. TERMS OF COOPERATION AGREEMENT

2.1 WorldSpace hereby agrees to grant to Analog a worldwide, non-exclusive, non-transferable, royalty-free, indivisible license under the WorldSpace Intellectual Property Rights, and a non-exclusive, non-transferable, royalty-free, indivisible sublicense under the FhG Intellectual Property Rights for which WorldSpace has acquired an exclusive license, to (i) use, copy and incorporate the WorldSpace Intellectual Property and the FhG Intellectual Property into the Platform, (ii) make, have made, use offer to sell, transfer or dispose of the WorldSpace

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Intellectual Property and the FhG Intellectual Property solely as incorporated in the Platform to customers and potential customers (“Customers”), and (iii) use, internally, any WorldSpace Information, for the purpose of designing, using, making, having made and supporting the Platform.

2.2 WorldSpace shall provide to Analog all the information on the WorldSpace Intellectual Property Rights and information to the extent available to WorldSpace on the FhG Intellectual Property Rights relevant and necessary in the performance of the Work and perform the necessary tests to evaluate the Platform for proper implementation of the WorldSpace Mobile reception functions in accordance with the WorldSpace Mobile Format specifications.

2.3 Analog agrees to use its best commercial efforts to design and test the Platform, which shall meet the technical specifications and specific provisions set forth in the WorldSpace Mobile Format attached hereto and made a part hereof as Appendix 1 and according to the Work. The Parties will mutually agree on features to incorporate into the Platform that would prevent unauthorized or fraudulent duplication of a WorldSpace Mobile Receiver(s) and/or its individually unique addressability functionality.

2.4 The Parties acknowledge that a Technical Support Services and/or a license agreement (whichever may be appropriate under the circumstances) is required between FhG and Analog for necessary technical information, know how and support for development of the Platform. This Agreement shall be contingent upon and subject to Analog entering into such license agreement with FhG, to which WorldSpace hereby consents. This contingency shall be satisfied by December 15, 2003 unless extended by mutual agreement. Further, Analog agrees to supply all personnel, materials, facilities and other resources, including Subcontractors, necessary to perform the Work in accordance with the requirements of this Agreement.

2.5 The Parties agree that the Platform shall be the exclusive property of Analog, subject to any underlying ownership rights of WorldSpace and FhG in each of their Intellectual Property Rights and the licenses granted in Section 2.1. Both Parties also agree that the Platform shall be made available in suitable format to licensees of WorldSpace Mobile Receiver manufacturing pursuant to an Analog Customer Platform Licensing Agreement, and that such Platform could be tailored by agreement of the parties to meet specific requirements of individual licensees. Terms of the Customer Platform Licensing Agreement are made a part hereof as Appendix 5.

2.6 The Parties agree to identify for Customers any known licenses from third party vendors that may be required to decode audio, data and video formats (such as MP3 Pro or AAC+) as specified in the WorldSpace Mobile Format Specifications. Notwithstanding the foregoing, Customers shall be responsible for obtaining any licenses necessary to utilize the Platform.

2.7 Analog agrees to assist WorldSpace demonstrating the Platform with WorldSpace Mobile services to Customers.

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2.8 The Parties agree to market the Platform to receiver and other consumer electronics equipment-manufacturing Customers. Both Parties also agree to share available market data related to such Customers.

2.9 Analog agrees to promote the Platform for WorldSpace Mobile products in a reasonable number of marketing campaigns, catalogues, trade shows, etc. as deemed appropriate by Analog which Analog uses to promote the suite of applications planned by Analog using DSP devices.

2.10 The Parties agree that WorldSpace shall assume responsibility for collecting any royalties towards Intellectual Property applicable to the WorldSpace Mobile Receiver implementation from WorldSpace Mobile Receiver licensees.

2.11 The Parties shall schedule meetings on a regular basis to review the progress of this cooperative Work being performed under this Agreement, including design validation reviews and certification reviews as well as sales and marketing planning.

2.12 Trademarks

2.12.1 During the term of this Agreement, the Licensing Party grants to the Licensee Party the non-exclusive, non-transferable right to use the Licensing Party’s Marks (the “Licensor Marks”), solely in connection with the advertising and promotional materials for the Platform and subject to the restrictions and guidelines contained herein.

2.12.2 Each Licensee Party’s right to use and reproduce one or more of the Licensor Marks shall be subject to adherence to the Licensing Party’s guidelines with respect to the size, place, and manner of use of the Licensor Marks, including without limitation advertisements, sales literature, user documentation, and promotional materials (“Promotional Materials”). Licensee Party shall use the Licensor Marks only in a manner that complies in all material respects with the Licensing Party’s trademark policies and guidelines in effect from time to time.

2.12.3 The Licensing Party shall submit or make available online to Licensee Party representations of the Licensor Marks together with guidelines for their use, and Licensee Party shall submit to the Licensing Party layouts of the intended use of such Marks in connection with the Platform and all related Promotional Materials. Licensee Party shall not disseminate any such material without the Licensing Party’s prior written approval.

2.12.4 Any goodwill associated with the use by Licensee Party of any of the Licensor Marks shall inure to the benefit solely of the Licensing Party. Licensee Party shall not contest the validity of any of the Licensor Marks or the Licensing Party’s exclusive ownership thereof.

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Licensee Party shall not adopt, use, or register, any of the Licensor Marks, or any word or mark confusingly similar to them in any jurisdiction.

2.12.5 Notwithstanding anything in this Agreement to the contrary, no licenses are granted, and no act or acts hereunder shall be construed as or result in conveying any license to either Party or to any third party, expressly or by implication, estoppel or otherwise excepting the license herein expressly granted under this Section 2.

3. GENERAL PROVISIONS

3.1 Subcontracts

3.1.1 In the performance of Work, it may be necessary for Analog to enter into subcontracts for the design, development or testing of all or part of the Platform. Analog shall have the right to select any such Subcontractor, after consultation with WorldSpace. In the event that Analog has a necessity to terminate or substitute a Subcontractor, Analog shall consult with WorldSpace and shall replace such Subcontractor with an entity with substantially equal or greater qualifications and capabilities which is reasonably acceptable to WorldSpace. Nothing in this Agreement shall be construed as creating any contractual relationship between WorldSpace and any Subcontractor.

3.1.2 WorldSpace shall have reasonable access to the Work performed under this Agreement wherever the Work is being performed, provided such access does not unreasonably interfere with such Work and subject to customary confidentiality, access and security requirements. Analog shall, at WorldSpace’s request, deliver as Analog Information (as the term “Information” is defined in Section 3.3 hereof) copies of design and test data and other data, which data and other data is generated under this Agreement necessary for WorldSpace to be able to monitor the progress of the Work being performed by Analog.

3.2 Representations, Warranties, and Disclaimers

3.2.1 WorldSpace represents and warrants that it has all right, title, and interest in and to the WorldSpace Intellectual Property Rights purported to be licensed by it to Analog and all power and authority necessary to grant the licenses to such intellectual property that are granted by WorldSpace to Analog hereunder.

3.2.2 Each Party represents and warrants that neither it nor any of its affiliates has the right or power to direct any third party to assert against the other Party any cause of action based upon the other Party’s purported infringement of any intellectual property owned or enforceable by such third party.

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3.2.3 Nothing contained in this Agreement shall be construed as a warranty or representation that the manufacture, sale, lease, use, or other distribution of the Platform by either party or any component or products derived thereof will be free from infringement of patents, trademarks, copyrights, mask work rights, or other intellectual property or other rights of third parties, except to the extent as provided herein, or that a Customer will be able to manufacture or to sell or otherwise transfer any component or product based upon the rights it receives hereunder. Except to the extent, and only to the extent, expressly stated herein, neither Party makes any warranty as to the accuracy, sufficiency, or suitability of any Information or any Intellectual Property hereunder. Each Party assumes the risk of defects or inaccuracies in the Intellectual Property and Information, if any, supplied by the other Party. Neither Party shall be under any obligation by this Agreement to obtain any patent or, once having obtained a patent, to maintain that patent in force.

3.2.4 Except for the breach of Confidentiality and Nondisclosure requirements of this Agreement as provided in Section 3.3, neither Party will be liable to the other Party (nor to any third party claiming rights derived from the other Party’s rights under this Agreement) for incidental, consequential, special, punitive, or exemplary damages of any kind, including lost profits, loss of business, or other economic damage, and further including injury to property, as a result of breach of any warranty or other term of this Agreement, regardless of whether the Party liable or allegedly liable was advised, had reason to know, or in fact knew of the possibility thereof.

3.3 Confidentiality and Nondisclosure of Proprietary Information

3.3.1 During the performance of this Agreement, one Party (“the Disclosing Party”) may exchange information which may be of a proprietary or confidential nature to the other Party (“the Receiving Party”), such as information concerning inventions, techniques, processes, devices, discoveries and improvements, or regarding administrative, marketing, financial or manufacturing activities (“Information”). All such Information, in any form, including without limitation, oral, written graphic, demonstrative, machine recognizable or sample form, shall be considered proprietary and confidential Information of the Disclosing Party shall be retained in confidence and shall not be disclosed or caused or permitted to be disclosed directly or indirectly to any third party without the prior written approval of the Disclosing Party, and shall not be used by the Receiving Party for any reason other than the performance of its duties under this Agreement. The Receiving Party further agrees that any material or data generated by the Receiving Party, based in whole or in part on Information disclosed by the Disclosing Party, shall also be retained in confidence.

3.3.2 The obligation of the Receiving Party to retain Information in confidence shall not apply to:

i)	Information which is now in or hereafter enters the public domain beyond the control of the Receiving Party and without its violation of this Agreement;

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ii)	Information rightfully known to the Receiving Party prior to the time of disclosure by the Disclosing Party, or independently developed by the Receiving Party personnel without use of Information disclosed by the Disclosing Party; or

iii)	Information disclosed in good faith to the Receiving Party by a third party legally entitled to disclose the same; and

iv)	Information which the Receiving Party discloses under operation of law, rule or legal process;

provided, however, that the burden shall be on the Receiving Party to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions; as to exception (iv), the Receiving Party provides the Disclosing Party with prompt written notice of any request or legal proceeding through which the Receiving Party may be required to disclose such Information under operation of law, rule or legal process.

3.3.3 The Receiving Party agrees to transmit the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, only to those directors, officers, employees, agents or other representatives who need access to the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, for the purpose of performing its duties pursuant to this Agreement, and who are informed by the Receiving Party of the confidential nature of the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, and who agree to be bound by the terms of this Agreement.

3.3.4 The Receiving Party agrees that all Information disclosed to the Receiving Party hereunder by the Disclosing Party shall be and remains the property of the Disclosing Party. Any tangible form of Information including, but not limited to, documents, papers, computer diskettes and electronically transmitted Information shall be destroyed by the Receiving Party or returned, together with all copies thereof, to the Disclosing Party promptly upon the Disclosing Party’s request. If such tangible form of Information is destroyed, a certification of such destruction executed by a duly authorized officer of the Receiving Party shall be delivered to the Disclosing Party.

3.3.5 The Receiving Party agrees not to use the Information provided by the Disclosing Party except as specifically provided in this Agreement.

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3.3.6 The Receiving Party’s obligations under this Agreement shall survive the termination of its business relationship, if any, with the Disclosing Party regardless of the manner of such termination, and shall be binding upon its successors and assigns. The obligation of the Receiving Party under this Section 3.3 of this Agreement shall remain in effect for three (3) years from the date of this Agreement or indefinitely for trade secret or source code information, unless sooner terminated by written notice given by the Disclosing Party to the Receiving Party.

3.3.7 The Receiving Party acknowledges that the information provided and all documentation thereto is commercially valuable, which reflect the effort of skilled development experts and the investment of considerable time and money. The Receiving Party accordingly agrees to protect the confidence of the Information and prevent its unauthorized dissemination and use, using the same degree of care that the Receiving Party uses to protect its own like information. The Receiving Party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party, and that in addition to any other rights or remedies which it may have, the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for such breach, and the Receiving Party further agrees to use its best efforts to cause any director, officer, employee, agent or other representative of the Receiving Party to waive, any requirement for the securing or posting of any bond in connection with such remedy.

3.3.8 Unless otherwise precluded by the Disclosing Party, either Party shall be entitled to make copies of any documents containing Information under the terms and conditions of this Section 3.3.

3.4 Assignment

3.4.1 WorldSpace may freely assign, with thirty (30) days prior written notice, this Agreement to any other company, person, firm or entity; provided, however, that all of the terms and conditions of this Agreement shall be binding upon such assignee and provided further that Analog shall consent to such assignment, which consent shall not be unreasonably withheld. Upon the assignment of this Agreement by WorldSpace, Analog shall expressly release WorldSpace from any liability under this Agreement, except for any continuing obligations of WorldSpace to protect Analog’s Information. WorldSpace shall promptly inform Analog in writing of any such assignment.

3.4.2 Neither this Agreement nor the license granted herein shall be assignable or transferable by Analog without WorldSpace’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event Analog sells its entire business related to DSP chip development, manufacturing and sales, WorldSpace shall not unreasonably withhold its consent, provided vital business interests of WorldSpace are not harmed, if Analog requires the assignment of this Agreement to the successor of such business,

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provided that, after WorldSpace has given its consent, the assignee shall have assumed in writing all of the obligations of Analog under this Agreement. Such assignment shall not affect the liability of Analog to WorldSpace to perform all obligations that may have accrued on or prior to the date of such assignment. After such assignment, Analog shall no longer be licensed under WorldSpace’s or FhG’s Intellectual Property Rights.

3.5 Settlement of Disputes

3.5.1 Amicable Resolution.

The Parties shall endeavor to resolve amicably any dispute arising out of the performance of this Agreement within thirty (30) calendar days of receipt of notice of such dispute. If the Parties are unable to resolve the dispute within a thirty (30) calendar day period, then they may refer the dispute to an independent third party who will, within a further thirty (30) calendar days, review the dispute and recommend a resolution thereto. If the Parties cannot mutually agree on said third party or either Party disagrees with the recommendation of said third party, then Section 3.5.2 shall apply.

3.5.2 Formal Arbitration:

3.5.2.1 All disputes arising in connection with this Agreement not resolved pursuant to the provisions of Section 3.5.1 shall be finally settled under the American Arbitration Association Rules by one or more arbitrators appointed in accordance with the said Rules. In the event of any conflict between the AAA Rules and this Agreement, the provisions of this Agreement shall govern.

3.5.2.2 The arbitration proceedings shall take place in NYC and the language of such proceedings, including arguments and briefs, shall be English.

3.5.2.3 This Section 3.5 shall not apply to Section 3.3.7 of this Agreement, wherein the Parties hereto have agreed that monetary damages may not suffice for a breach of Information.

3.6 Term and Termination of Agreement

3.6.1 This Agreement shall be effective as of its Effective Date and shall continue in full force and effect for a five-year period ending on the fifth anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Sections 3.6.1 or 3.6.2 below. The term of this Agreement, unless terminated, shall automatically renew for an additional one year term at the end of the Initial Term and any successive renewal term unless either Party, no less than sixty (60) days prior to the end of the Initial Term or such renewal term, gives written notice to the other Party that such Party has elected not to permit the Agreement to continue in effect beyond the end of the Initial Term or then current renewal term, as applicable.

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3.6.2 In the event a Party hereto substantially fails to comply with any of its obligations under this Agreement and does not remedy the failure of performance within ninety (90) days after it has been notified in writing thereof, the other Party may, by written notice, terminate this Agreement at the end of said period, without prejudice to any damages or legal redress to which it may be entitled.

3.6.3 Should either Party hereto become insolvent or be subjected to bankruptcy or winding up proceedings, the other Party may, by written notice, terminate this Agreement immediately if said proceedings have not been withdrawn within 90 days.

3.6.4 Upon termination or expiration of the licenses granted hereunder for any reason, each Party shall immediately discontinue any and all use of Information and the Intellectual Property of the other Party, except such Information and Intellectual Property necessary for either Party to support existing customers, and within ten (10) days shall certify in writing to the other Party that all copies of Information and the Intellectual Property in any form, have either been returned to the applicable Party that owns such technology or is destroyed in accordance with the applicable Party’s instructions. The provisions of Sections 2.5, 3.2, 3.3, 3.5, 3.6.4, 3.10, 3.15, 3.17, and 3.19, and any payment obligations due and owing at the time shall survive termination or expiration of this Agreement.

3.7 Notices

All notices, summons and communications related to this Agreement and sent by either Party hereto to the other shall be written in English and shall be given in writing by letter, telex or facsimile directed, in respect of WorldSpace to:

WorldSpace, Inc.

2400 N St. N.W

Washington, D.C. 20037

United States of America

Attention: General Counsel

Telephone: +1.202.969.6160

Facsimile: +1.202.969.6560

And, in respect of Analog to:

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

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Attention: Corporate Counsel

Telephone:

Facsimile:

or such other addresses as may have been previously specified (in the manner set forth above) in writing by either Party to the other.

3.8 Amendment

3.8.1 Except as otherwise specifically provided herein, this Agreement shall not be modified except by a written agreement signed by duly authorized representatives of the Parties. No oral agreement or conversation with any officer, agent or employee of WorldSpace or Analog, either before or after execution of this Agreement, shall affect or modify any of the terms or obligations contained in this Agreement. No purchase order, acknowledgment, quotation, or other similar document issued by either Party with respect to the subject matter of this Agreement, nor any directive of WorldSpace, shall be deemed to be a part of this Agreement or to modify this Agreement in any respect relating to the Work hereunder, unless executed in conformance with this Section 3.8.

3.8.2 The Parties shall issue all requests for clarification of the Agreement, or any other requests, to the other Party in writing. Responses to such requests shall be made in writing to the requesting party within ten (10) days. The failure of the responding party to respond to the request within ten (10) days, however, does not relieve the requesting party from complying with the requirements of this Agreement, and the Work shall be conducted in accordance therewith.

3.9 Non-Waiver

If at any time a Party shall elect not to assert its rights under any provision of this Agreement, such action or lack of action in that respect shall not be construed as a waiver of its rights under said provision or of any other provision of this Agreement.

3.10 Governing Law

This Agreement shall be subject to, governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of law provisions.

3.11 Binding Effect

This Agreement shall be binding upon, and shall inure to the benefit of the Parties hereto and to their assigns in accordance with the provisions of Section 3.4 hereof.

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3.12 Severability

Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any Jurisdiction, the validity of the remaining parts or provisions shall not be affected by this holding. Such unenforceable part or provision shall then be replaced upon mutual written consent between the Parties hereto, by other enforceable part or provision which, in its effect, corresponds or comes closest to the effect of such unenforceable part or provision.

3.13 Entire Agreement

This Agreement including its Appendices embodies the entire understanding of the Parties and cancels and supersedes any prior representations, warranties, or agreement between the Parties relating hereto, and this Agreement is executed and delivered upon the basis of this understanding.

3.14 Force Majeure

3.14.1 Neither Party shall be liable to the other for any failure of, or delay in, its performance hereunder due to causes beyond its reasonable control including, but not limited to, acts of God, catastrophic phenomena, a total constructive loss of any of WorldSpace’s satellites, fire, flood, earthquake, epidemics, revolution, reasonable control, acts of government (including, but not limited to, any law, rule, order, regulation or direction of the United States government or of any other government having jurisdiction over the Parties, whether foreign or domestic, or of any department, agency or commission thereof), labor dispute or other unforeseeable reasons beyond either Party’s reasonable control, national emergencies, insurrections, riots, acts of war (whether declared or not), quarantine restrictions, embargoes, strikes, lockouts or work stoppages (collectively, “Force Majeure”).

3.14.2 In order for a Party to make a claim of Force Majeure hereunder, it must give the other Party written notice within thirty (30) days of the commencement of the Force Majeure, detailing the Force Majeure cause, the date the Force Majeure commenced and the anticipated length of the Force Majeure. In the event (i) the notice provides that the Force Majeure will last for more than thirty (30) days or (ii) the Force Majeure in fact lasts for more than thirty (30) days, the Party not claiming the Force Majeure shall have the right to terminate this Agreement by written notice to the Party claiming Force Majeure within thirty (30) days of the notice from the other Party indicating that the Force Majeure will last for more than thirty (30) days or after the thirtieth (30th) day of the Force Majeure, as applicable.

3.15 Attorney’s Fees

In the event a dispute arises regarding this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees and costs incurred.

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3.16 Additional Actions and Documents

Each of the Parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file, such further documents and instruments, and to use its best efforts to obtain such consents or approvals as may be necessary or as may be reasonably requested in order fully to effectuate the purposes of this Agreement.

3.17 Limitation on Benefits of this Agreement

It is the explicit intention of the Parties hereto that no person or entity other than the Parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto and their respective successors and assigns as permitted hereunder.

3.18 Captions

The captions contained in this Agreement are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of the provisions captioned.

3.19 Governing Language

The official language of this Agreement is the English language and all notices, reports, orders, instructions, literature, records and other written materials pertaining to this Agreement shall be maintained and delivered in the English language.

3.20 Execution

To facilitate execution, this Agreement may be executed in counterparts; and it shall not be necessary that the signatures of each Party appear on each counterpart; but it shall be sufficient that the signature of each Party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

3.21 Independent Contractor

Each party is an independent contractor and not an agent, employee or subcontractor of the other party. Neither party has any authority, either express or implied, to assume or create any obligations, responsibility or liability on behalf of the other party or to bind the other party in any manner whatsoever.

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3.22 Authority

The Parties represent that they each are duly authorized to execute and deliver this Agreement.

3.23 Publicity

Each Party to the present Agreement warrants that all Information exchanged between the Parties in connection with the Agreement hereunder shall not be disclosed by either Analog or WorldSpace nor by any of their representatives, independent consultants, officers, employees, agents, contractors, subcontractors or assignees, in any form whatsoever, including articles, films, brochures, advertisements and photographs, or authorize other persons to disclose said information, or to deliver speeches about the Work hereunder without prior written approval of the other Party, which approval shall not be unreasonably withheld.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Strategic Cooperation Agreement for the Development and Marketing of WorldSpace-Ready Analog DSP Platforms to be duly executed on its behalf, as of the day and year first hereinabove written.

WorldSpace, Inc.	Analog Devices, Inc.

By	By
Signature /s/ ANDY RAS-WORK	Signature /s/ MIKHAEL HAIDAR
Andy Ras-Work	Mikhael Haidar
Chief Operating Officer	General Manager,
Software and Systems
Technology Division
Dated Nov. 5, 2003	Dated Nov. 5, 2003

Confidential	Page 16 of 17

APPENDIX 1

WorldSpace Mobile System Specifications

LIST OF APPLICABLE DOCUMENTS

•	DIGITAL SYSTEM DH, ANNEX 5 to RECOMMENDATION ITU-R BO 1130-4: “Systems for digital satellite broadcasting to vehicular, portable and fixed receivers in the bands allocated to BSS (sound) in the frequency range 1 400-2 700 MHz”.

•	WORLDSTAR DAVB SYSTEM DIGITAL FORMAT REQUIREMENTS, WST-PMO-DDS-002-000000, March-26-1998.

•	WORLDSPACE GUIDELINE FOR IMPLEMENTATION AND OPERATION OF THE WORLDSPACE SYSTEM (Rules of Operations) WST-WSG-NOT-019-000000.

•	TECHNICAL SPECIFICATIONS FOR WORLDSPACE RECEIVER, WorldSpace Radio Segment, WST-WSG-DDS-001-500000, 2-July-2001.

•	THE WORLDSPACE ENCRYPTION SYSTEM, WorldSpace Receiver Segment, WST-WSG-DDS-003-500000, Edition 03, Revision 02, 7-March-1997.

•	WORLDSPACE MOBILE SYSTEM OVERVIEW, Edition 01, Revision 01, Draft 2, Ernst Eberlein, January 17th 2000.

•	WORLDSPACE OVER AIR ASSIGNMENT CHANNEL (OAAC) Ed./Rev.; 02/02, 12-June-03.

•	WORLDSPACE MOBILE SYSTEM-MCM MODULATION (Waveform Requirements for the Terrestrial Physical layer), Edition 01, Revision 01, Draft 01, Ernst Eberlein, November 7, 2002.

CONFIDENTIAL

APPENDIX 2

WorldSpace Intellectual Property Rights

SUMMARY OF WORLDSPACE PATENTS AND PATENT APPLICATIONS

•	SATELLITE DIRECT RADIO BROADCAST SYSTEM - Basic patent covering WorldSpace system based on first U.S. application filed in December 1995.

•	SATELLITE DIRECT RADIO BROADCAST SYSTEM WITH FORMATTING OF BROADCAST DATA, PROCESSING THEREOF BY SATELLITE PAYLOAD AND RECEPTION BY REMOTE RADIO RECEIVERS - Covers various aspects of WorldSpace broadcast stations, satellites and receivers. This is a combined foreign patent application based on the seven separate U.S. patent applications listed immediately below.

•	DIRECT RADIO BROADCAST RECEIVER FOR PROVIDING FRAME SYNCHRONIZATION AND CORRELATION FOR TIME DIVISION MULTIPLEXED TRANSMISSIONS - Covers WorldSpace receiver details.

•	SATELLITE DIRECT RADIO BROADCAST RECEIVER FOR EXTRACTING A BROADCAST CHANNEL AND SERVICE CONTROL HEADER FROM TIME DIVISION MULTIPLEXED TRANSMISSIONS - Covers WorldSpace receiver details.

•	SIGNALING PROTOCOL FOR SATELLITE DIRECT RADIO BROADCAST SYSTEM - Covers format of WorldSpace digital broadcast signal and functions of various fields and control information.

•	DIGITAL BROADCAST SYSTEM USING SATELLITE DIRECT BROADCAST SYSTEM AND TERRESTRIAL REPEATER SYSTEM - Covers signal modulation methods used to enable simultaneous reception of signals from satellite and terrestrial repeater.

•	METHOD AND APPARATUS FOR MOBILE PLATFORM RECEPTION AND SYNCHRONIZATION IN DIRECT DIGITAL SATELLITE BROADCAST SYSTEM - Covers synchronization of satellite and terrestrial repeater signals.

•	QPSK PHASE AMBIGUITY CORRECTOR - System using pseudo-random number generator to assure the integrity of a quadrature phase shift keying (QPSK) communications channel.

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APPENDIX 3

FhG Intellectual Property Rights exclusively licensed to WorldSpace

•	DUAL-MODE RECEIVER FOR RECEIVING SATELLITE AND TERRESTRIAL SIGNALS IN A DIGITAL BROADCAST SYSTEM - Covers Fraunhofer MCM technology. Owned by Fraunhofer and exclusively licensed to WorldSpace.

•	METHOD AND APPARATUS FOR COARSE FREQUENCY SYNCHRONIZATION - Covers Fraunhofer MCM technology. Owned by Fraunhofer and exclusively licensed to WorldSpace.

•	METHOD AND APPARATUS FOR FINE FREQUENCY SYNCHRONIZATION IN MULTI-CARRIER DEMODULATION SYSTEMS - Covers Fraunhofer MCM technology. Owned by Fraunhofer and exclusively licensed to WorldSpace.

•	METHOD AND APPARATUS FOR GENERATING A SIGNAL HAVING A FRAME STRUCTURE AND METHOD AND APPARATUS FOR FRAME SYNCHRONIZATION - Covers Fraunhofer MCM technology. Owned by Fraunhofer and exclusively licensed to WorldSpace.

•	METHOD AND APPARATUS FOR MULTI-CARRIER MODULATION AND DEMODULATION AND METHOD AND APPARATUS FOR PERFORMING AN ECHO PHASE OFFSET CORRECTION ASSOCIATED THEREWITH - Covers Fraunhofer MCM technology. Owned by Fraunhofer and exclusively licensed to WorldSpace.

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APPENDIX 4

ADI Intellectual Property Rights

TO BE PROVIDED BY ANALOG

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APPENDIX 5

(ANALOG) Customer Platform Licensing Agreement

This License Agreement is made and entered into on the Effective Date set forth below by and between ANALOG DEVICES, INC., a Massachusetts corporation having an address at One Technology Way, Norwood, Massachusetts USA (hereinafter called Licensor) and the Licensee identified below.

WITNESSETH:

WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee a license to reproduce, use and distribute, as part of Licensee’s end product, Licensor s Software, as hereinafter described.

NOW THEREFORE, the parties hereby agree as follows:

(1) DEFINITIONS

“Target Hardware” is the Licensor product described in Schedule A.

“Licensor’s Software” is described in Schedule A and is used by Licensee in its end product utilizing the Target Hardware.

(2) LICENSES

(a)	Licensor hereby grants to Licensee a world-wide royalty-free license to copy, and distribute binary (object code) copies of Licensor’s Software solely for use with the Target Hardware manufactured by Licensor and sold by Licensor or Licensor’s authorized distributors.

(b)	Licensee agrees to faithfully abide by all terms of this License Agreement. Licensee shall keep a record of the quantity of Target Hardware sold, and of the intended applications area thereof, and this record shall be subject to verification by Licensor.

(3) CUSTOMER SUPPORT

Licensor agrees that to the extent of Licensor’s expertise, to provide “first line” customer support of Licensor’s Software. Licensor shall upon request of Licensee, identify for Licensee third parties capable of providing software support services.

(4) WARRANTIES

Licensor warrants that it has the right to grant the licenses included in this License Agreement. LICENSOR EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES FOR LICENSOR’S SOFTWARE INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR MAKES NO REPRESENTATIONS ABOUT THE QUALITY OF THE LICENSOR’S SOFTWARE OR AS TO THE NONINFRINGEMENT BY LICENSOR’S SOFTWARE OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

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LICENSOR SHALL UNDER NO CIRCUMSTANCES BE LIABLE FOR INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR RELATED EXPENSES ARISING IN CONNECTION WITH THE DEVELOPMENT OF, THE USE OF, OR THE FAILURE TO DEVELOP LICENSOR’S SOFTWARE, EVEN IF LICENSOR HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

(5) TERM OF AGREEMENT & TERMINATION

The term of the license herein shall begin on the Effective Date, and such term shall continue until Licensee discontinues use of Licensor’s Software, so long, and only during such period, as Licensee complies with the terms and conditions set forth herein. Such license may be revoked for cause, wherein cause shall be limited to failures of Licensee to comply with the terms and conditions hereof. Before revoking such license, Licensor shall give Licensee thirty (30) days to correct such violation. Within fifteen (15) days of such cancellation, Licensee shall return to Licensor all copies of Licensor’s Software remaining in Licensee’s possession.

(6) PROGRAM UPDATES

Licensor agrees to provide notices of eligible updates to the Licensor’s Software, if any, for the duration of this Agreement.

(7) GENERAL

(a)	Licensee agrees that the terns of this License Agreement apply regardless of whether the Licensor’s Software has been modified into or merged with another program, or both. All rights in and to Licensor’s Software shall belong solely to Licensor and/or any party through whom Licensor has obtained rights, subject to the license granted herein. Licensee shall acquire no rights in Licensor’s Software as a result of this License and shall not use, sell, transfer, publish, or otherwise disclose the source or binary codes or printed descriptions except as set forth herein. Licensee agrees that upon termination of the license granted herein, Licensor’s Software will be removed from works into which it has been merged and from modified versions, and that Licensee shall have no further rights therein. To the extent source code for Licensor’s Software is provided to Licensee, or material relating to Licensor’s Software is provided to Licensee which is marked as confidential, Licensee agrees not to disclose such to others or to use it itself for any purpose other than the purpose for which it is provided until such material passes into the public domain through no fault of Licensee.

(b)	This is the entire agreement, together with any Confidentiality & Non Disclosure Agreement between the parties concerning the subject matter of this Agreement, which supersedes all others between the parties, whether oral or written, with respect to such subject matter. In the event of a conflict or inconsistency between this Agreement and the Confidentiality & Non Disclosure Agreement, this Agreement shall control. In the event that the parties have executed a Memorandum of Understanding with respect to the Licensor’s Software, this Agreement is intended to replace and supersede such

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Memorandum of Understanding. This License Agreement may not be modified except in a writing signed by both parties hereto. Massachusetts law shall apply to this License Agreement. Licensee consents to use of general information concerning Licensee’s use of Licensor’s Software in promotional material of Licensor and of any party through whom Licensor is claiming rights to Licensor’s Software. The prevailing party in any legal action brought to enforce this License Agreement shall be entitled to legal fees and costs. The signing of the License Agreement constitutes acceptance of the terms of this License Agreement. No provision in correspondence or purchase orders shall in any way modify this License Agreement. If any of the provisions or portions thereof of this License Agreement are invalid under any application statute or rule of law, they are to that extent to be deemed omitted. This agreement is not assignable by Licensee without the consent of Licensor.

IN WITNESS WHEREOF, each party has full authority to enter into and perform this License Agreement, and the person signing this Agreement on behalf of each has been properly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it.

Effective Date:

Licensee:	Analog Devices, Inc.

Name:

Signature:	Signature:

Title:	Title:

CONFIDENTIAL	7

APPENDIX 6

(ANALOG) Customer Platform Licensing Agreement

Schedule A

Target Hardware is defined as:

To be ordered as:

Licensor’s Software is defined as:

Other:

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